                               FIRST AMENDMENT TO
                      RETAIL FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT is made and entered into this 10TH DAY OF FEBRUARY, 2012, by and among HARTFORD LIFE INSURANCE COMPANY, a stock life insurance company organized under the laws of Connecticut (hereinafter the "COMPANY"), on its own behalf and on behalf of each separate account of the Company set forth in SCHEDULE A hereto, as may be amended from time to time (each such account hereinafter referred to as a "SEPARATE ACCOUNT"), and Delaware Distributors, L.P., a limited partnership organized under the State of Delaware (hereinafter the "UNDERWRITER"), the distributor to each open-end diversified management investment company set forth in Schedule B hereto (hereinafter each a "FUND").

     WHEREAS, the parties entered into a Retail Fund Participation Agreement dated November 6, 2008, as amended (the "AGREEMENT"); and

     WHEREAS, Hartford Securities Distribution Company, Inc. ("HSD"), is a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934, a member of the Financial Industry Regulatory Authority, and an affiliate of Company, and

     WHEREAS, the parties desire to amend the Agreement.

     NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

     1. SCHEDULE B of this Amendment, attached hereto, supersedes and replaces in its entirety the SCHEDULE B of the Agreement.

     2.   HSD is added as a party to the Agreement.

     3. Section 9.1(a) is hereby amended to add the following to the end of the section:

              If to Hartford Securities Distribution Company, Inc.:

                       Hartford Securities Distribution Company, Inc. 200 Hopmeadow Street
                       Simsbury, Connecticut 06089
                       Attention: General Counsel

     4. Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

                            [Signature Page Follows]

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

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

HARTFORD LIFE INSURANCE COMPANY          DELAWARE DISTRIBUTORS, L.P.
                                         By Delaware Distributors, Inc., its
                                         General Partner


By:    /s/ Richard E. Cady               By:    /s/ J. Scott Coleman
       --------------------------------         --------------------------------
Name:  Rich Cady                         Name:  J. Scott Coleman
Title: AVP                               Title: President

HARTFORD SECURITIES DISTRIBUTION
COMPANY, INC.


By:    /s/ Richard E. Cady
       --------------------------------
Name:  Rich Cady
Title: AVP

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

                                   SCHEDULE B

In consideration of the services provided by the Company, Underwriter, in accordance with the terms of this Agreement, agrees to pay Company or HSD the Rule 12b-l fee described in a Fund's Prospectus, as a percentage of the average daily net asset value of the Company's Separate Account(s) assets invested in a Portfolio and the Company an Administrative Fee as a percentage of the average daily net asset value of the Company's Separate Account(s) assets invested in a Portfolio so that the Company receives the Aggregate Fees listed below. Company and/or HSD will only be entitled to such Rule 12b-l fees with respect to accounts associated with the Portfolios referred to in this Agreement, such undisputed amounts to be paid within 30 days of the end of each calendar quarter.

With respect to Fund shares purchased pursuant to this Agreement, Underwriter will pay Company the Administrative Fee, which is the amount of the Aggregate Fees not covered by a Fund's Rule 12b-l fee. For the purpose of computing payments of the Administrative Fee to the Company, the average daily amount invested by the Company's Separate Account in a Portfolio for any calendar month will be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of shares of the Portfolio held by the Separate Account) on each calendar day during the month and dividing by the total number of calendar days during each month. The Company will deliver to Underwriter a monthly statement showing the calculation of the Administrative Fee payable to the Company by Underwriter, along with other supporting data reasonably requested by Underwriter. The data shall be sent in the format described in Schedule C. Undisputed amounts to be paid within 30 days of Underwriter's receipt of Company's statement.

                     ADMINISTRATIVE FEES AND RULE 12b-1 FEES

                                                      ADMINISTRATIVE     RULE 12b-1
FUND                                                       FEES*           FEES**         TOTAL FEE
---------------------------------------------------   --------------   --------------   --------------
SHARE CLASS A

All Delaware Equity Funds                                       0.30%            0.25%            0.55%

All Delaware Fixed Income Funds except for:                     0.30%            0.25%            0.55%
    - Limited-Term Diversified Income Fund                      0.15%            0.15%            0.30%
    - Money Market Fund                                         0.10%            0.00%            0.10%

SHARE CLASS R

All Delaware Equity Funds                                       0.30%            0.50%            0.80%

All Delaware Fixed Income Funds except for:                     0.30%            0.50%            0.80%
    - Limited-Term Diversified Income Fund                      0.15%            0.50%            0.65%

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*    Some or all of the Administrative Fees may be paid by Underwriter or one of its affiliates out of Underwriter's or such affiliate's own assets.

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